EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports relating to the consolidated financial statements of Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation) dated October 26, 2012, appearing in the Annual Report on Form 10-K of Accelerate Diagnostics, Inc. for the year ended July 31, 2012 and dated March 19, 2013, appearing in the Transition Report on Form 10-K of Accelerate Diagnostics, Inc. for the transition period ended December 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Denver, Colorado

July 2, 2013

/s/ COMISKEY & COMPANY
PROFESSIONAL CORPORATION